Exhibit 99.1

FOR IMMEDIATE RELEASE

Media contacts:	Deborah Spak, (847) 948-2349

Investor contacts:	Mary Kay Ladone, (847) 948-3371

BAXTER DECLARES ANNUAL DIVIDEND

DEERFIELD, Ill., November 16, 2004 – The board of directors of Baxter International Inc. (NYSE:BAX) today declared a regular annual dividend of $0.582 per share of Baxter common stock.

The dividend is payable on January 5, 2005 to stockholders of record as of the close of business on December 10, 2004. The dividend declaration is a continuation of the current annual rate.

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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